                                                                    Exhibit 12.1

                              Kohl's Corporation
                      Ratio of Earnings to Fixed Charges
                                    ($000s)


                                                                 Fiscal Year (1)
                                        ------------------------------------------------------------------
                                          1997       1996       1995        1994        1993       1992
                                          ----       ----       ----        ----        ----       ----
Earnings
  Income before income taxes and
     extraordinary items                $235,063   $171,368   $122,729    $117,451     $96,691    $50,134

  Fixed charges                           57,683     44,054     30,770      19,758      16,144     21,503
  Less interest capitalized
     during period                        (2,043)    (2,829)    (1,287)       (603)       (376)         0
                                        --------   --------   --------    --------    --------    -------

                                        $290,703   $212,593   $152,212    $136,606    $112,459    $71,637
                                        ========   ========   ========    ========    ========    =======

Fixed Charges
  Interest (expensed or capitalized)    $ 26,541   $ 21,822   $ 14,895    $  7,911    $  6,253    $13,648

  Portion of rent expense
    representative of interest            30,798     22,031     15,798      11,777       9,113      6,794

  Amortization of deferred
     financing fees                          344        201         77          70         778      1,061
                                        --------   --------   --------    --------    --------    -------
                                        $ 57,683   $ 44,054   $ 30,770    $ 19,758    $ 16,144    $21,503
                                        ========   ========   ========    ========    ========    =======

Ratio of earnings to fixed charge           5.04       4.83       4.95 (2)    6.91        6.97       3.33
                                        ========   ========   ========    ========    ========    =======

(1) Fiscal 1997, 1996, 1994, 1993 and 1992 are 52 week years and fiscal 1995 is 53 week year.

(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.